EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

ViewPoint MHC (federal charter)
| 100%
ViewPoint Financial Group (federal charter)
| 100%
ViewPoint Bank (federal charter)
| 100%
Community Financial Services, Inc. (Texas)
| ^75%
^ Community Title, L.L.C. (Texas)